Exhibit 10.20
AMENDMENT NO. 1 TO OFFICE LEASE
     THIS AMENDMENT NO. 1 TO OFFICE LEASE (this “Amendment”) is made this 7th day of July, 2005, by and between 520 Pike Street, Inc., a Delaware corporation (“Landlord”), and Equator Technologies, Inc., a Delaware corporation (“Tenant”).
     WITNESSETH:
     RECITALS: Landlord and Tenant are now parties to that certain Office Lease dated April 12, 2001 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain premises commonly known as Suite 900 of the 520 Pike Tower located at 520 Pike Street in the City of Seattle, County of King, State of Washington, all as more particularly described in the Lease. Landlord and Tenant desire to change the location of the Premises, extend the term of the Lease, provide for expansion of the Premises, grant Tenant certain options to further expand the Premises, change the rent and make certain other changes to the Lease. The terms and provisions of this Amendment shall be effective as of August 15, 2005, or such later date on which the Initial Installations are Substantially Complete (as described in Section 6 of the Workletter), but in no event later than August 25, 2005 (the “Effective Date”), except that Sections 2 and 11 of this Amendment shall be effective on the earlier dates set forth in such Sections. The terms and provisions of the Lease, without giving effect to this Amendment, including without limitation, the provisions relating to the Premises, Base Rent Additional Rent, the Base Tax Year, and the Base Expense Year, shall remain effective for all purposes as to all periods prior to the Effective Date. All terms used in this Amendment, but not defined in this Amendment, shall have the same meanings ascribed to them in the Lease. This Recital forms a contractual part of this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants contained in the Lease and herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree that the Lease is amended, effective as of as of the Effective Date as follows:
     1. Article 1, Section B. of the Lease is amended to read as follows:

“B. Premises:	Suite 1375 in the Building as outlined or cross-hatched on Exhibit A-2.”
     2. Delivery of Possession of Suite 1375; Vacation of Suite 900. Landlord shall deliver possession of Suite 1375 to Tenant on the Effective Date. Tenant shall vacate Suite 900 on the Effective Date, in accordance with Article 23 of the Lease and all other applicable provisions of the Lease.

     3. Article 1, Section D. of the Lease is amended to read as follows:

“D. Expiration Date:	October 15, 2011, or the date which is six (6) years and two (2) months after the Effective Date.”
     4. Article 1, Section E. of the Lease is amended to read as follows:

“E. Rentable Area:	The rentable area of the Premises shall be deemed 7,589 square feet, and the rentable area of the Property shall be deemed 374,225 square feet, for purposes of this Lease, subject to Article 32.”
     5. Article 1, Section F. of the Lease is amended to read as follows:

“F. Tenant’s Share:	Two and 03/100ths percent (2.02%), subject to Articles 4 and 32.”
     6. Article 1, Section G. of the Lease is amended to read as follows:

“G. Base Rent:	Base Rent shall be the following amounts per month during the following periods:

Monthly
Period	Amount
August 15, 2005 — August 14, 2006	$13,596.96
August 15, 2006 — August 14, 2007	$14,229.38
August 15, 2007 — August 14, 2008	$14,861.79
August 15, 2008 — August 14, 2009	$15,494.21
August 15, 2009 — August 14, 2010	$16,126.63
August 15, 2010 — August 14, 2011	$16,759.04
August 15, 2011 — October 15, 2011	$17,391.46
     If the Effective Date is later than August 15, 2005, then the above rent schedule shall be appropriately adjusted.”
     7. Article. 1, Section H. of the Lease is amended to read as follows:

“H. Additional Rent:	Tenant shall pay Tenant’s Share of Taxes and Expenses in excess of the amounts, respectively, for the year 2005 (“Base Tax Year”) and for the year 2005 (“Base Expense Year”), as further described in Article 4.”

     8. Article 1, Section J. of the Lease is amended to read as follows:

“J. Security Deposit:	$59,000.00, provided, however, that if, as of September 1, 2007, Tenant has not been, and is not then, in default under this Lease beyond applicable notice and cure periods, the Security Deposit shall be reduced to $27,950.00, and the difference of $31,050.00 shall be credited against Base Rent, or, at Landlord’s option and in lieu of such credit, refunded directly to Tenant. The Security Deposit shall be subject to Article 16.”
     9. Termination Payment. The Lease, without giving effect to this Amendment, provides for Base Rent, Additional Rent and other charges during the period from August 15, 2005 to September 30, 2006, of approximately $750,000. In consideration of the termination of the original terms of the Lease, Tenant agrees to pay to Landlord a termination payment equal to the sum of Four Hundred Thousand and No/100 Dollars ($400,000), without interest (the “Termination Payment”), payable in seventy-three (73) equal monthly installments of Five Thousand Four Hundred Seventy-nine and 45/100 Dollars ($5,479.45) on the first day of each month commencing on September 1, 2005, and ending on September 1, 2011 (the “Amortization Rent”). If the Lease is terminated due to destruction of the Building and/or the Premises or a taking of the Building and/or the Premises by condemnation during the period from September 1, 2005 to September 30, 2006, then the Termination Payment shall be reduced by an amount that is in the same ratio to the Termination Payment as the number of days from the date of such destruction or taking to September 30, 2006 bears to the total number of days from September 1, 2005 to September 30, 2006. If the Lease is terminated for any reason, including the destruction of the Building and/or the Premises or a taking of the Building and/or the Premises by condemnation, Tenant’s obligation to pay the Termination Payment (as the Termination Payment may be reduced pursuant to this Section) to Landlord shall survive the termination of the Lease. If the Termination Payment is reduced pursuant to this Section, then the Amortization Rent shall be proportionately reduced.
     10. Condition of Premises; Landlord’s Contribution; Tenant Improvements. Tenant accepts Suite 1375 in its “AS IS” condition. Landlord shall provide a tenant improvement allowance for permanent improvements to the Premises, including telephone cabling, data cabling, and other low voltage cabling, of Twelve and 50/100 Dollars ($12.50) times the number of rentable square feet of space in the Premises, for a total tenant improvement allowance of Ninety-four Thousand Eight Hundred Sixty-two and 50/100 Dollars ($94,862.50) (“Landlord’s Contribution”). If the cost of the tenant improvements is more than Landlord’s Contribution, Tenant shall pay such excess cost. If the cost of the tenant improvements is less than Landlord’s Contribution, then Tenant may apply the unused portion of Landlord’s Contribution to pay for permanent improvements to the Must Take Expansion Space, including telephone cabling, data cabling, and other low voltage cabling. Landlord and Tenant shall enter into the Workletter attached to this Amendment as Exhibit B (the “Workletter”), which shall govern construction of the tenant improvements.

     11. Landlord’s Additional Contribution. Landlord shall provide an allowance of One Hundred Fifty-nine Thousand Five Hundred Fourteen and No/100 Dollars ($159,514.00) (“Landlord’s Additional Contribution”) to Tenant for Tenant’s relocation costs, moving costs, tenant improvement costs and other related costs. The Landlord’s Additional Contribution shall be paid within thirty (30) days of the date Tenant vacates Suite 900.
     12. Must Take Expansion Space. Landlord shall deliver vacant possession of Suite 1340, consisting of 2,249 rentable square feet of space (the “Must Take Expansion Space”), to Tenant promptly after the existing lease covering the Must Take Expansion Space expires or after Landlord relocates the existing tenant of the Must Take Expansion Space, and the Premises shall be expanded to include the Must Take Expansion Space upon such delivery of possession. The existing lease covering the Must Take Expansion Space expires on September 30, 2006. Base Rent shall commence sixty (60) days after delivery of possession of the Must Take Expansion Space to Tenant (the “Must Take Expansion Space Rent Commencement Date”). Base Rent per month for the Must Take Expansion Space shall be equal to 2,249, times the applicable rate per square foot per year set forth in the below Rent Schedule, divided by twelve (12). Tenant will accept the Must Take Expansion Space in its then “AS IS” condition. Landlord shall provide a tenant improvement allowance for permanent tenant improvements to the Must Take Expansion Space, including telephone cabling: data cabling, and other low voltage cabling, of Twelve and 50/100 Dollars ($12.50) times the number of rentable square feet of space in the Must Take Expansion Space (the “Must Take Expansion Space Landlord Contribution”). If the cost of the tenant improvements to the Must Take Expansion Space is less than the portion of Landlord’s Contribution, if any, applied to pay for tenant improvements to the Must Take Expansion Space and the Must Take Expansion Space Landlord Contribution, then Landlord and Tenant shall split the savings equally
Rent Schedule

Rate per Square
Period	Foot per Year
August 15, 2005 — August 14, 2006	$21.50
August 15, 2006 — August 14, 2007	$22.50
August 15, 2007 — August 14, 2008	$23.50
August 15, 2008 — August 14, 2009	$24.50
August 15, 2009 — August 14, 2010	$25.50
August 15, 2010 — August 14, 2011	$26.50
August 15, 2011 — October 15, 2011	$27.50
Tenant’s Share shall be appropriately adjusted sixty (60) days after delivery of possession of the Must Take Expansion Space to Tenant. If the Premises have not otherwise been expanded prior to that time, then Tenant’s Share shall be increased to two and 63/100ths percent (2.63%) sixty (60) days after delivery of possession of the Must Take Expansion Space to Tenant.

     13. Temporary Space. Landlord shall deliver possession of Suite 1210, consisting of 2,382 rentable square feet of space (the “Temporary Space”), to Tenant the day after execution of this Amendment by both parties (the “Temporary Space Delivery Date”). Tenant shall lease the Temporary Space from Landlord from the Temporary Space Delivery Date to the Must Take Expansion Space Rent Commencement Date. No Base Rent shall be payable by Tenant for the Temporary Space, however, Tenant shall pay to Landlord Tenant’s Temporary Space Share of Taxes and Expenses (as defined in the Lease) during the period from the Temporary Space Delivery Date to the Must Take Expansion Space Rent Commencement Date. Tenant’s Temporary Space Share is 64/100ths percent (.64%). Landlord estimates that Taxes and Expenses will be Ten and 28/100 Dollars ($10.28) per square foot during calendar year 2005. Tenant acknowledges that Tenant’s Temporary Space Share shall apply to the total amount of Taxes and Expenses, rather than to increases in Taxes and Expenses over the Base Tax Year and the Base Expense Year, respectively. Tenant shall vacate the Temporary Space within ten (10) days after the Must Take Expansion Space Rent Commencement Date, in accordance with Article 23 of the Lease and all other applicable provisions of the Lease.
     14. Option to Expand. Tenant shall have the right, at its option, to expand the Premises to include any or all of the spaces described below (each, an “Expansion Space”) as of the dates set forth below (each, an “Availability Date”), by giving Landlord notice to such effect (the “Expansion Notice”) not less than three (3) months before the relevant Availability Date, or, if the relevant Expansion Space remains or becomes vacant and legally available for lease after the Availability Date, by giving Landlord notice to such effect (the “Expansion Notice”) not less than three (3) months before the anticipated commencement date as to the relevant Expansion Space set forth in the Expansion Notice (the “Expansion Space Commencement Date”). Landlord, at its option, may waive the requirement for three (3) months prior notice by giving notice to such effect to Tenant, and, if Landlord does so, then the Expansion Space Commencement Date shall be ten (10) days after receipt of Tenant’s Expansion Notice. Landlord shall deliver possession of each Expansion Space to Tenant in its “AS IS” condition on the Availability Date, the Expansion Space Commencement Date, or the date ten (10) days after receipt of Tenant’s Expansion Notice, as applicable. As of the Availability Date, the Expansion Space Commencement Date, or the date ten (10) days after receipt of Tenant’s Expansion Notice, as applicable, the Expansion Space shall be added to the Premises, and as of the date sixty (60) days after the Availability Date, the Expansion Space Commencement Date, or the date ten (10) days after receipt of Tenant’s Expansion Notice, as applicable, the Base Rent shall be increased by the then current Fair Market Value of the relevant Expansion Space, and Tenant’s Share shall be appropriately adjusted. The term “Fair Market Value” shall mean the then prevailing market rate per square foot for full service base rent for tenants of comparable quality for leases in comparable Class A office buildings of comparable age, use, location and quality in the Central Business District of Seattle, Washington taking into consideration the extent of the availability of space as large as the Premises in the marketplace and all other economic terms then customarily prevailing in the marketplace, all as reasonably determined by Landlord, times the number of rentable square feet of space in the relevant Expansion Space. No real estate commissions shall be payable by Landlord with respect to any of the Expansion Spaces.

Space	Area	Availability Date
Suite 1320	1,324 RSF	November 1, 2008
Suite 1330	778 RSF	January 1, 2009
Suite 1310	1,331 RSF	August 1,2009
If an Expansion Space remains or becomes vacant and legally available for lease after the Availability Date; if Tenant gives an Expansion Notice to Landlord as to such Expansion Space, and if Landlord is then engaged in negotiations with one or more third parties to lease part or all of such Expansion Space, then Tenant shall elect to either (i) give Landlord ninety (90) days to complete such negotiations, and, if Landlord completes such negotiations, then Landlord shall have the right to lease such Expansion Space to such third party or parties, or (ii) lease all of such Expansion Space from Landlord on the terms and conditions, including Base Rent, Additional Rent and other terms and conditions set forth in Landlord’s last offer to such third party or parties.
     15. Parking. Tenant shall have the right to use one (1) parking stall in the parking garage of the Building per each 1,450 rentable square feet of space in the Premises from time to time. All such parking stalls shall be on a non-exclusive and unreserved basis. Based on 7,589 rentable square feet of space in the Premises, and either 2,382 rentable square feet of space in the Temporary Space, or 2,249 rentable square feet of space in the Must Take Expansion Space, Tenant shall have the right to use up to seven (7) parking stalls in the parking garage of the Building. Tenant shall pay Landlord’s current rates for such parking stalls used during the Term. Upon Landlord’s request, Tenant shall execute the parking garage operator’s standard form of parking agreement.
     16. Replacement of Exhibit. Exhibit A-2 of the Lease is replaced with Exhibit A-2 of this Amendment attached hereto
     17. No Other Modification. Except as expressly amended herein, all of the terms, conditions and provisions of the Lease shall remain unmodified and in full force and effect.

     DATED the date and year first above written.

LANDLORD: 520 PIKE STREET, INC., a Delaware corporation
By:	/s/ Paul A. Galiano
PAUL A. GALIANO
Its: VICE PRESIDENT TENANT: Equator Technologies, Inc., a Delaware corporation
By:	/s/ Jeff Bouchard
Its: Secretary